Exhibit (j)(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 80 to the Registration Statement on Form N-1A of Fidelity Advisor Series IV: Fidelity Real Estate High Income Fund, of our report dated January 25, 2002 on the financial statements and financial highlights included in the November 30, 2001 Annual Report to Shareholders of Fidelity Real Estate High Income Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
March 25, 2002